Exhibit 8

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866

December 17, 2008

HSBC Finance Corporation

26525 North Riverwoods Boulevard

Nettawa, IL 60045

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission by HSBC Finance Corporation (the “Company”) on or about December 17, 2008, and to the prospectus (the “Prospectus”) included in such Registration Statement relating to the issuance of Debt Securities (the “Debt Securities”), Warrants to Purchase Debt Securities, Preferred Stock, and Depositary Shares.

We are special tax counsel to the Company in connection with the Prospectus.  The statements in the Prospectus under the heading “Certain United States Federal Income Tax Considerations,” to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, have been prepared and reviewed by us and, in our opinion, are correct in all material respects.  In rendering this opinion, we have relied without independent investigation on the description of the Debt Securities set forth in the Prospectus.  We hereby consent to the reference to this firm in the Prospectus under the heading “Legal Opinions.”

We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships